CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Form 1-K of our independent auditor’s report dated April 22, 2022, with respect to the audited balance sheet of The Holiday Lifestyle Fund 1, LLC as of December 31, 2021 and 2020, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the period from November 5, 2020 to December 31, 2020 and the year ended December 31, 2021, and the related notes to the financial statements.

Very truly yours,

Assuarance Dimensions

/s/ Assurance Dimensions

Tampa, Florida

December 5, 2022